Exhibit 2(a)

                           THE ASIA PACIFIC FUND, INC.
                           ---------------------------

                                RESTATED CHARTER


                                    ARTICLE I

         I, the incorporator, Kathleen A. Maher, whose post office address is 125 Broad Street, New York, New York 10004, being at least eighteen years of age, am, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, forming a corporation.

                                   ARTICLE II

     The name of the corporation (hereinafter called the "Corporation") is The Asia Pacific Fund, Inc.

                                   ARTICLE III

                                     Purpose
                                     -------

         The purpose for which the Corporation is formed is to act as a closed-end, diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940 and to exercise and generally to enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the General Laws of the State of Maryland now or hereafter in force.


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                                   ARTICLE IV

                     Address and Resident Agent in Maryland
                     --------------------------------------

         The post office address of the place at which the principal office of the Corporation in the State of Maryland is located is c/o The Corporation Trust Incorporated, 300 E. Lombard Street, Suite 1400, Baltimore, Maryland 21202.

         The name of the Corporation's resident agent is The Corporation Trust Incorporated, and its post office address is 300 E. Lombard Street, Suite 1400, Baltimore, Maryland 21202. Said resident agent is a corporation of the State of Maryland.

                                    ARTICLE V

                                  Common Stock
                                  ------------

         Section 1. The total number of shares of stock which the Corporation has authority to issue is 30,000,000 shares of common stock of the par value of $.01 each, all of one class, having an aggregate par value of $300,000.

         Section 2. The presence in person or by proxy of the holders of record of one-third of the shares of common stock issued and outstanding and entitled to vote thereat shall constitute a quorum for the transaction of any business at all meetings of the stockholders except as otherwise provided by law or in these Articles of Incorporation.


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         Section 3. Notwithstanding any provision of law requiring action to be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of the shares of common stock, such action shall be valid and effective if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares of common stock outstanding and entitled to vote thereupon pursuant to the provisions of these Articles of Incorporation except as provided below.

     Except as provided in Article VI, Section 1 of these Articles of Incorporation of the Corporation, the vote of three-quarters of the outstanding shares of common stock of the Corporation shall be necessary to authorize any of the following actions: (i) a merger or consolidation of the Corporation with an open-end investment company; (ii) the dissolution of the Corporation; (iii) the sale of all or substantially all of the assets of the Corporation; and (iv) any amendment to these Articles of Incorporation of the Corporation which makes the common stock a redeemable security (as such term is defined in the Investment Company Act of 1940) or reduces the three-quarters vote required to authorize the actions listed in this paragraph.

         Section 4. No holder of shares of common stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any shares of the common stock of the Corporation of any class which it may issue or sell.

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         Section 5. All persons who shall acquire common stock in the
Corporation shall acquire the same subject to the provisions of these Articles of Incorporation.

                                   ARTICLE VI

                                    Directors
                                    ---------

         The current number of directors of the Corporation is eight, and the names of those who shall act as such until the next annual meeting and until their successors are duly elected and qualify are David J. Brennan, Robert H. Burns, Olarn Chaipravat, Michael J. Downey, Robert F. Gunia, Douglas Tong Hsu, John A. Morrell and David G.P. Scholfield. However, the By-Laws of the Corporation may fix the number of directors at a number other than eight and may authorize the Board of Directors, by the vote of a majority of the entire Board of Directors, to increase or decrease the number of directors within a limit specified in the By-Laws, provided that in no case shall the number of directors be less than three, and to fill the vacancies created by any such increase in the number of directors. Unless otherwise provided by the By-Laws of the Corporation, the directors of the Corporation need not be stockholders.

         The By-Laws of the Corporation may divide the Directors of the Corporation into classes and prescribe the tenure of office of the several classes; but no class shall be elected for a period shorter than that

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from the time of the election of such class until the next annual meeting and thereafter for a period shorter than the interval between annual meetings or for a longer period than five years, and the term of office of at least one class shall expire each year.

         Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least 80% of the combined voting power of all classes of shares of capital stock entitled to vote in the election of directors.

                                   ARTICLE VII

                                  Miscellaneous
                                  -------------

         The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for creating, defining, limiting and regulating the powers of the Corporation, the directors and the stockholders.

         Section 1. The Board of Directors shall have the management and control of the property, business and affairs of the Corporation and is hereby vested with all the powers possessed by the Corporation itself so far as is not inconsistent with law or these Articles of Incorporation. In furtherance and without limitation of the foregoing

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provisions, it is expressly declared that, subject to these Articles of
Incorporation, the Board of Directors shall have power:

          (a) To make, alter, amend or repeal from time to time By-Laws of the Corporation except as such power may otherwise be limited in the By-Laws.

          (b) To issue the shares of common stock of the Corporation.

          (c) To determine, as provided herein, or if provision is not made herein, in accordance with generally accepted accounting principles, what constitutes net income, total assets and the net asset value of the shares of common stock of the Corporation.

          (d) To distribute dividends from funds legally available therefor in such amounts, if any, and in such manner and to the stockholders of record as of such date, as the Board of Directors may determine.

         Section 2. The directors of the Corporation may receive compensation for their services, subject, however, to such limitations with respect thereto as may be determined from time to time by the stockholders.

         Section 3. Except as required by law, the holders of shares of common stock of the Corporation shall have only such right to inspect

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the records, documents, accounts and books of the Corporation as may be granted by the Board of Directors of the Corporation.

         Section 4. Any vote authorizing liquidation of the Corporation or proceedings for its dissolution may authorize the Board of Directors to determine, as provided herein, or if provision is not made herein, in accordance with generally accepted accounting principles, what constitute the assets of the Corporation available for distribution to stockholders and may divide, or authorize the Board of Directors to divide, such assets among the stockholders in such manner that every stockholder will receive a proportionate amount of the value of such assets (determined as aforesaid) of the Corporation upon such liquidation or dissolution.

         Section 5. Pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), notwithstanding any provision in the charter (the "Charter") or Bylaws (the "Bylaws") of the Corporation to the contrary, the Corporation has elected to be subject to (1) Section 3-803 of the MGCL in order to establish the classification of the Board of Directors (including the designation of the current directors into their respective classes) as a provision of the Charter in conformity with the classification currently established in the Bylaws, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL, and (2) Section 3-804(b) and (c) and Section 3-805 of the MGCL,

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the repeal of which may be effected only by the means authorized by Section
3-802(b)(3) of the MGCL.

                                  ARTICLE VIII

                                   Definitions
                                   -----------

         Section 1. As used in these Articles of Incorporation and in the By-Laws of the Corporation, the following terms shall have the meanings indicated:

          "Person" shall mean a natural person, corporation, joint stock company, firm, association, partnership, trust, syndicate, combination, organization, government or agency or subdivision thereof.

          "Securities" shall mean any stock, shares, bonds, debentures, notes, mortgages or other obligations, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets created or issued by any Person.

          Section 2. Net asset value shall be determined by dividing:

          (a) The total value of the assets of the Corporation determined as provided in Section 3 below less, to the extent determined by or pursuant to the direction of the Board of

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     Directors in accordance with generally accepted accounting principles, all debts, obligations and liabilities of the Corporation (which debts, obligations and liabilities shall include, without limitation of the generality of the foregoing, any and all debts, obligations, liabilities or claims, of any and every kind and nature, fixed, accrued or unmatured, including the estimated accrued expense of investment advisory and administrative services, and any reserves or charges for any or all of the foregoing, whether for taxes, expenses, contingencies, or otherwise, and the price of common stock redeemed but not paid for) but excluding the Corporation's liability upon its shares and its surplus, by

          (b) The total number of shares of the Corporation outstanding (shares sold by the Corporation whether or not paid for being treated as outstanding).

         Section 3. In determining for the purposes of these Articles of Incorporation the total value of the assets of the Corporation at any time, securities shall be taken at their market value or, in the absence of readily available market quotations, at fair value, both as determined pursuant to methods approved by the Board of Directors and all other assets at fair value determined in such manner as may be approved from time to time by or pursuant to the direction of the Board of Directors.

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         Section 4. Any determination made in good faith and, so far as accounting matters are involved, in accordance with generally accepted accounting principles or with any order, rule, regulation or release of the Securities and Exchange Commission by or pursuant to the direction of the Board of Directors, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and undertaking, evidenced by acceptance of certificates for such shares by, or confirmation of such shares being held for the account of any stockholder, that any and all such determinations shall be binding as aforesaid.

         Nothing in this Section 4 shall be construed to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                                   ARTICLE IX

         From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed (including any amendment that changes the terms of any of the outstanding stock by classification, reclassification or otherwise), and other provisions that may,

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under the statutes of the State of Maryland at the time in force, be lawfully contained in articles of incorporation may be added or inserted, upon the vote of the holders of a majority of the shares of common stock of the Corporation at the time outstanding and entitled to vote, unless a greater vote is required in these Articles of Incorporation, and all rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are subject to the provisions of this Article IX.

                                    ARTICLE X

         A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted by law (including the Investment Company Act of 1940) as currently in effect or as the same may hereafter be amended.

         No amendment, modification or repeal of this Article X shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification or repeal.

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         The term "Articles of Incorporation" as used herein and in the By-Laws of the Corporation shall be deemed to mean these Articles of Incorporation as from time to time amended and restated.


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